Exhibit 99.(g)(7)

The Reserve Fund

April 22, 2008

State Street Bank and Trust Company

Lafayette Corporate Center, 5th Floor

2 Avenue de Lafayette

Boston, MA 02111

Attention:  Darin J. McInnis, Vice President

Re:  Custodian Agreement – The Reserve Fund: Additional Portfolios

Ladies and Gentlemen:

Reference is hereby made to the Master Custodian Agreement (the “Custodian Agreement”) dated as of March 7, 2008, as amended, modified and supplemented from time to time, by and between each Fund party thereto and State Street Bank and Trust Company (“State Street”).

In accordance with Section 18.6, the Additional Portfolios provision of the Custodian Agreement, the undersigned Fund hereby requests that State Street act as Custodian with respect to each series of shares of the Fund as set forth on Exhibit A attached hereto, under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

THE RESERVE FUND

By:	/s/ Patrick J. Farrell

Name:	Patrick J. Farrell
Title:	Chief Financial Officer
Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
	Name:	Joseph L. Hooley
	Title:	President

Effective Date:  May 1, 2008

Exhibit A

The Reserve Fund

•                  Primary Fund

•                  U.S. Government Fund

•                  U.S. Treasury Fund

•                  Treasury & Repo Fund